FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS SECOND QUARTER 2015 RESULTS

CRANBURY, New Jersey – (July 27, 2015) – Innophos Holdings, Inc. (NASDAQ: “IPHS”), a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets, today announced its financial results for the second quarter 2015.

Second Quarter Results

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Net sales for the second quarter 2015 of $217 million were down 1% compared to the second quarter 2014. Consistent with the comparisons seen in the first quarter 2015, Specialty Phosphates sales declined 3% year-over-year due to 1% lower volumes and 2% lower selling prices.

•	US/Canada Specialty Phosphates sales of $148 million were down 6% compared to the prior year quarter on 4% lower volumes and 2% lower selling prices.

•	Mexico Specialty Phosphates sales of $44 million increased 7% compared to the year ago period on 10% higher volumes but 3% lower prices.

•	GTSP & Other sales of $25 million were up 17% versus the prior year quarter on higher volumes but lower prices.

•	Diluted EPS for the second quarter 2015 was $0.65, up 18% sequentially due to translation expense in the first quarter 2015 but down 30% when compared to $0.93 for the second quarter 2014.

•
During the second quarter, the Company repurchased through its enhanced buyback program 973,000 shares for $51.9 million. The Company also paid $9.9 million in dividends, returning a total of $61.8 million to shareholders.

Randy Gress, CEO of Innophos, commented, "Similar to last quarter, we had pockets of notable performance this quarter, with year-over-year volume improvements for Cal-Rise®, INNOVALT® and PPA of 34%, 28% and 19%, respectively. Nevertheless, this strong performance was overshadowed by weak firefighting demand, reduced sales to specialty horticulture markets due to unfavorable pricing conditions, continued headwinds on processed foods market demand and pricing pressures due to the strong US dollar. Despite these challenges, we generated significant cash flow during the quarter which we used to increase returns to our shareholders. We repurchased more shares during the second quarter 2015 than the entire $50 million buyback program previously implemented in 2011, returning more than four times our net income to shareholders through buybacks and dividends. We have now completed nearly 70% of our announced $125 million share buyback program for 2015.”

Mr. Gress concluded, “Given the 2015 margin compression that we are experiencing, we are currently evaluating several initiatives to improve the overall operating efficiency of the organization, targeting to at least cover the 100 basis points cost component of the margin compression. These initiatives may require various one-time costs such as capital spending, involuntary and/or voluntary separation costs. The various initiatives being reviewed include production unit consolidations and various staff reduction initiatives. We intend to conclude the evaluation of these initiatives and seek Board approval by the end of the third quarter 2015.”

Segment Results – second quarter 2015 versus 2014

Specialty Phosphates

Specialty Phosphates sales decreased 3% year-over-year due to 1% lower volumes and 2% lower selling prices. The strong US dollar continued to facilitate increased pricing pressures from European competitors and certain markets were also affected by lower pricing from Chinese competitors.

Operating income of $21 million was $11 million below the prior year period due to lower selling prices and higher costs. Operating income margin was 11%, down 520 basis points compared to the same period in 2014 when Mexico recorded an exceptional margin quarter.

US/Canada

Sales were down 6% compared to the prior year quarter on 4% lower volumes and 2% lower selling prices, which improved from the 3% selling price decline reported for year-over-year first quarter 2015 results. Soft demand in firefighting markets and reduced sales to specialty horticulture markets, due to low Chinese pricing, accounted for the entire volume decline.

Operating income of $13 million was $8 million below the prior year period on lower selling prices and higher costs. Operating income margin was 9%, down 450 basis points compared to the same period in 2014.

Mexico

Mexico Specialty Phosphates sales increased 7% compared to the year ago period on 10% higher volumes due to a 41% improvement in PPA. Selling prices declined 3% compared to a very strong second quarter 2014.

Second quarter 2015 operating income of $7 million was down $3 million versus the comparable 2014 quarter. Operating income margin remained strong at 17% but was down 840 basis points compared with a very strong prior year period when price increases were achieved ahead of cost increases.

GTSP & Other

GTSP & Other sales (primarily Granulated Triple Superphosphate fertilizer co-product) were up $4 million versus second quarter 2014 on 28% higher volumes but 11% lower selling prices.

The second quarter 2015 break-even operating income was in line with expectations and flat with the prior year quarter. Operating income margin of 2% was similar to the 1% recorded in the second quarter 2014.

Recent Trends and Outlook

Financial performance in the second quarter mirrored the first quarter 2015, with not much change regarding the overall business drivers and challenges. Specialty Phosphates volumes were down 1% for the second quarter 2015 compared to the prior year period. Soft firefighting and processed foods market demand, competitive pricing pressures and the strong US dollar effects seen since the fourth quarter 2014 continued through the second quarter 2015. Export sales were down 5% year-over-year for the second quarter due to order patterns for Europe, Middle East and Africa and lingering effects on sales to Asia from the dockworkers slowdown at US West Coast ports, which returned to normal operations during the quarter. The Specialty Phosphates volume outlook continues to be flat for full year 2015 compared to 2014, with the second half 2015 year-over-year comparable expected to recover first half 2015 shortfalls due to low second half 2014 PPA volumes caused by supply issues during that period.

Specialty Phosphates operating income margins were 11% for the second quarter 2015, and the first half 2015 margin of 12% was at the low end of the expected full year range. Recently implemented selling price increases are expected to improve margins in the second half of the year from the second quarter 2015 levels, maintaining management’s full year expectation for margins in the 12-13% range.

Given the 2015 margin compression that the Company is experiencing, management is currently evaluating several initiatives to improve the overall operating efficiency of the organization, targeting to at least cover the 100 basis points cost component of the margin compression. These initiatives may require various one-time costs such as capital spending, involuntary and/or voluntary separation costs. The various initiatives being reviewed include production unit consolidations and various staff reduction initiatives. The Company intends to conclude the evaluation of these initiatives and seek Board approval by the end of the third quarter 2015.

Reported fertilizer market prices showed a slightly declining trend during the second quarter of 2015 and are currently 5-10% below prior year levels. Demand improved sequentially due to seasonality but still remained weaker than normal. Market phosphate rock prices were stable sequentially in the second quarter 2015 and are expected to remain stable for the third quarter. Sulfur market prices decreased approximately 10% sequentially in the second quarter 2015 and are expected to remain stable for the third quarter.

GTSP & Other recorded break-even operating income for the second quarter 2015, in line with expectations and the prior year quarter. The company expects an operating result close to break-even for the third quarter as well.

Net debt increased sequentially by just $16 million in the second quarter 2015 while $62 million was returned to shareholders. The strong cash flow was aided by a $29 million decrease in working capital which more than reversed the $21 million working capital increase in the first quarter 2015.

Capital Expenditures
Capital expenditures were $8 million in the second quarter 2015 with approximately 70% of the spending on maintenance and approximately 30% on growth projects. Management still expects 2015 capital expenditures to be in the $30-35 million range.

About Innophos Holdings, Inc.
Innophos is a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets. Innophos combines more than a century of experience in specialty phosphate manufacturing with a growing capability in a broad range of other specialty ingredients to supply a product range produced to stringent regulatory manufacturing standards and the quality demanded by customers worldwide. Innophos is continually developing new and innovative specialty ingredients addressing specific customer applications and supports these high-value products with industry-leading technical service. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Ogden, UT; North Salt Lake, UT; Salt Lake City, UT; Paterson, NJ; Green Pond, SC; Port Maitland, ON (Canada); Taicang (China); Coatzacoalcos, Veracruz and San Jose de Iturbide (Mission Hills), Guanajuato (Mexico). For more information please visit www.innophos.com. 'IPHS-G'
SOURCE Innophos Holdings, Inc.
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Financial Tables Follow
Innophos Holdings, Inc.                 FTI Consulting, Inc.
Investor Relations: (609) 366-1299        Bryan Armstrong
investor.relations@innophos.com         (312) 553-6707

Conference Call Details

The conference call is scheduled for Tuesday, July 28, 2015 at 10:00 am ET and can be accessed by dialing 1-800-446-2782 (U.S.) or 1-847-413-3235 (international) and entering passcode 40304894. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. A replay will be available between 1:00 pm ET on July 28 and 1:00 pm ET on August 11, 2015. The replay is accessible by dialing 1-888-843-7419 (U.S.) or 1-630-652-3042 (international) and entering passcode 4030 4894#.

Safe Harbor for Forward-Looking and Cautionary Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon suppliers; and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement – Second Quarter

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars In thousands, except per share amounts or share amounts)

	Three Months Ended June 30,
	2015	2014

Net sales	$217,294	$219,542
Cost of goods sold	176,299	166,969
Gross profit	40,995	52,573
Operating expenses:
Selling, general and administrative	18,667	19,683
Research & development expenses	1,063	1,081
Total operating expenses	19,730	20,764
Operating income	21,265	31,809
Interest expense, net	1,403	1,128
Foreign exchange loss (gain)	117	(1,042)
Income before income taxes	19,745	31,723
Provision for income taxes	6,142	11,095
Net income	$13,603	$20,628

Diluted Earnings Per Participating Share	$0.65	$0.93
Diluted weighted average participating shares outstanding:	20,722,940	22,251,416
Dividends paid per share of common stock	$0.48	$0.40
Dividends declared per share of common stock	$0.48	$0.40

Segment Reporting – Second Quarter

The Company reports its operations in three segments: Specialty Phosphates US & Canada, Specialty Phosphates Mexico and GTSP & Other. The primary performance indicators for the chief operating decision maker are sales and operating income, with sales presented on a ship-from basis. Sales on a ship-from basis are on the same revenue recognition principle as a ship-to basis and are recognized when delivery has occurred and title and risk of loss passes to the customer. The following table sets forth the historical results of these indicators by segment:

	Three Months Ended June 30,		Net Sales
	2015	2014	% Change
Segment Net Sales
Specialty Phosphates US & Canada	$148,376	$157,267	(5.7)%
Specialty Phosphates Mexico	43,886	40,885	7.3%
Total Specialty Phosphates	192,262	198,152	(3.0)%
GTSP & Other	25,032	21,390	17.0%
Total	$217,294	$219,542	(1.0)%

Segment Operating Income
Specialty Phosphates US & Canada	$13,470	$21,334
Specialty Phosphates Mexico	7,362	10,320
Total Specialty Phosphates	20,832	31,654
GTSP & Other	433	155
Total	$21,265	$31,809

Segment Operating Income % of net sales
Specialty Phosphates US & Canada	9.1%	13.6%
Specialty Phosphates Mexico	16.8%	25.2%
Total Specialty Phosphates	10.8%	16.0%
GTSP & Other	1.7%	0.7%
Total	9.8%	14.5%

Depreciation and amortization expense
Specialty Phosphates US & Canada	$6,786	$6,291
Specialty Phosphates Mexico	3,196	2,277
Total Specialty Phosphates	9,982	8,568
GTSP & Other	780	357
Total	$10,762	$8,925

Price / Volume – Second Quarter

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue effect of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following tables illustrate for the three months ended June 30, 2015 the percentage changes in net sales by reportable segments and by Specialty Phosphates product lines compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

Reportable Segments	Price	Volume/Mix	Total
Specialty Phosphates US & Canada	(1.7)%	(4.0)%	(5.7)%
Specialty Phosphates Mexico	(3.3)%	10.6%	7.3%
Total Specialty Phosphates	(2.0)%	(1.0)%	(3.0)%
GTSP & Other	(11.0)%	28.0%	17.0%
Total	(2.9)%	1.9%	(1.0)%

Specialty Phosphates Product Lines	Price	Volume/Mix	Total
Specialty Ingredients	(2.1)%	(5.2)%	(7.3)%
Food & Technical Grade PPA	(3.6)%	18.7%	15.1%
STPP & Detergent Grade PPA	1.5%	(6.0)%	(4.5)%

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Six months ending June 30,
	2015	2014
Cash flows provided from operating activities
Net income	$25,546	$34,813
Adjustments to reconcile net income to net cash provided
from operating activities:
Depreciation and amortization	20,633	17,399
Amortization of deferred financing charges	285	263
Deferred income tax provision	135	-71
Share-based compensation	1,585	1,975
Changes in assets and liabilities:
Increase in accounts receivable	-10,876	-19,307
Decrease in inventories	9,573	17,200
Decrease in other current assets	13,969	12,154
Decrease in accounts payable	-4,144	-920
(Decrease) increase in other current liabilities	-1,589	2,543
Changes in other long-term assets and liabilities	135	1,978
Net cash provided from operating activities	55,252	68,027
Cash flows used for investing activities:
Capital expenditures	-14,146	-14,722
Net cash used for investing activities	-14,146	-14,722
Cash flows used for financing activities:
Proceeds from exercise of stock options	190	159
Long-term debt borrowings	110,000	0
Long-term debt repayments	-2,002	-24,001
Excess tax benefits from exercise of stock options	764	154
Common stock repurchases and restricted stock forfeitures	-86,248	-6,381
Dividends paid	-20,061	-17,546
Net cash provided from (used for) financing activities	2,643	-47,615
Effect of foreign exchange rate changes on cash and cash equivalents	38	23
Net change in cash	43,787	5,713
Cash and cash equivalents at beginning of period	36,207	32,755
Cash and cash equivalents at end of period	$79,994	$38,468

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars In thousands)

	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$79,994	$36,207
Accounts receivable, net	101,427	90,551
Inventories	175,044	184,621
Other current assets	46,348	60,135
Total current assets	402,813	371,514
Property, plant and equipment, net	197,037	198,988
Goodwill	84,373	84,373
Intangibles and other assets, net	68,387	73,536
Total assets	$752,610	$728,411
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,003	$4,003
Accounts payable, trade and other	48,922	53,137
Other current liabilities	34,112	34,806
Total current liabilities	87,037	91,946
Long-term debt	240,000	132,002
Other long-term liabilities	40,858	41,456
Total stockholders’ equity	384,715	463,007
Total liabilities and stockholders’ equity	$752,610	$728,411

Additional Information
Net debt is a supplemental financial measure that is not required by, or presented in accordance with, USGAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total long-term debt (including any current portion) less cash and cash equivalents.